Exhibit 99.3

For Release: October 28, 2004	For Further Information:
Joseph Noss, Vice President of Marketing
330-373-1221 Ext. 2128

First Place Financial Corp. Annual Shareholders’ Meeting Announcements

Warren, Ohio, October 28, 2004 – First Place Financial Corp. (Nasdaq: FPFC) announced the appointment of Eric J. Caspary as President of Coldwell Banker First Place Real Estate, Ltd., a subsidiary of First Place Financial Corp.

Mr. Caspary is responsible for overseeing the operations of the six Coldwell Banker First Place Real Estate offices throughout Mahoning, Columbiana and Trumbull counties. “Eric has been very successful in the recruitment of new agents, managing client relationships and the development and cultivation of builder relationships,” said Steven R. Lewis, President and Chief Executive Officer of First Place Financial Corp.

Mr. Caspary is a licensed real estate broker and realtor with over 18 years experience in the industry. Throughout his career, he has handled hundreds of real estate transactions in Trumbull and Mahoning counties which involved buyers, sellers, bank trust departments and major lending institutions.

First Place Financial Corp. announced the retirement of George J. Gentithes as a member of the Board of Directors effective October 28, 2004. He served as a member of the Board of Directors for 15 years, first with First Federal of Warren and then with First Place Bank and First Place Financial Corp.

Mr. Gentithes began his career in the industrial linen industry. During his career, he has owned and managed many businesses. He has been a very active and integral member of various community and civic organizations.

“First Place Financial Corp. has benefited from Mr. Gentithes’s knowledge and expertise and he will be missed as a member of the Board,” said Steve Lewis.

About First Place Financial Corp.

First Place Financial Corp., a $2.3 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations and 13 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 3 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.